EXHIBIT (d)(41)

EATON VANCE MUTUAL FUNDS TRUST

INVESTMENT ADVISORY AGREEMENT

ON BEHALF OF

EATON VANCE FLOATING-RATE & HIGH INCOME FUND

AGREEMENT made this 20th day of September, 2018, between Eaton Vance Mutual Funds Trust, a Massachusetts business trust (the “Trust”), on behalf of Eaton Vance Floating-Rate & High Income Fund (the “Fund”), and Eaton Vance Management, a Massachusetts business trust (“Eaton Vance”).

1.       Duties of Eaton Vance. The Trust hereby employs Eaton Vance to act as investment adviser for and to manage the investment and reinvestment of the assets of the Fund, subject to the supervision of the Trustees of the Trust, for the period and on the terms set forth in this Agreement.

Eaton Vance hereby accepts such employment, and undertakes to afford to the Trust the advice and assistance of Eaton Vance’s organization in the choice of investments, in the purchase and sale of securities of the Fund and to furnish for the use of the Fund office space and all necessary office facilities, equipment and personnel for servicing the investments of the Fund and to pay the salaries and fees of all officers and Trustees of the Trust who are members of Eaton Vance’s organization and all personnel of Eaton Vance performing services relating to research and investment activities. Eaton Vance shall for all purposes herein be deemed to be an independent contractor and shall, except as otherwise expressly provided or authorized, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

Eaton Vance shall provide the Trust with such investment management and supervision as the Trust may from time to time consider necessary for the proper supervision of the Fund. As investment adviser to the Trust, Eaton Vance shall furnish continuously an investment program and shall determine from time to time what securities and other investments shall be acquired, disposed of or exchanged and what portion of the Fund’s assets shall be held uninvested, subject always to the applicable restrictions of the Declaration of Trust, By-Laws and registration statement of the Trust under the Investment Company Act of 1940, all as from time to time amended. Eaton Vance is authorized, in its discretion and without prior consultation with the Trust, to buy, sell, and otherwise trade in any and all types of securities, derivatives and investment instruments on behalf of the Fund. Should the Trustees of the Trust at any time, however, make any specific determination as to investment policy for the Fund and notify Eaton Vance thereof in writing, Eaton Vance shall be bound by such determination for the period, if any, specified in such notice or until similarly notified that such determination has been revoked. Eaton Vance shall take, on behalf of the Trust, all actions which it deems necessary or desirable to implement the investment policies of the Trust and of the Fund.

Eaton Vance shall place all orders for the purchase or sale of portfolio securities for the account of the Fund either directly with the issuer or with brokers or dealers selected by Eaton Vance, and to that end Eaton Vance is authorized as the agent of the Fund to give instructions to the custodian of the Fund as to deliveries of securities and payments of cash for the account of the Fund. In connection with the selection of such brokers or dealers and the placing of such orders, Eaton Vance shall adhere to procedures adopted by the Board of Trustees of the Trust.

Notwithstanding the foregoing, Eaton Vance shall not be deemed to have assumed any duties with respect to, and shall not be responsible for, the distribution of shares of the Fund, nor shall Eaton Vance be deemed to have assumed or have any responsibility with respect to functions specifically assumed by any transfer agent, custodian or shareholder servicing agent of the Trust or the Fund.

2.       Compensation of Eaton Vance. For the services, payments and facilities to be furnished hereunder by Eaton Vance, Eaton Vance shall be entitled to receive from the Fund fees on assets which are not invested in other investment companies for which the Adviser or its affiliate (i) serves as adviser and (ii) receives an advisory fee from the Fund (“Investable Assets”):

For bank loans and bank loan related assets fees in an amount equal to the following:

Average Daily Net Investable Assets for the Month	Annual Fee Rate
Up to $1 billion	0.5750%
$1 billion but less than $2 billion	0.5250%
$2 billion but less than $5 billion	0.4900%
$5 billion but less than $10 billion	0.4600%
$10 billion but less than $15 billion	0.4350%
$15 billion but less than $20 billion	0.4150%
$20 billion but less than $25 billion	0.4000%
$25 billion and over	0.3900%

For high yield bonds and other instruments that are not bank loan related fees in an amount equal to of the aggregate of a daily based fee and a daily income based fee:

Category	Daily Net Investable Assets	Annual Asset Rate	Daily Income Rate
1	Up to $500 million	0.300%	3.00%
2	$500 million but less than $1 billion	0.275%	2.75%
3	$1 billion but less than $1.5 billion	0.250%	2.50%
4	$1.5 billion but less than $2 billion	0.225%	2.25%
5	$2 billion but less than $3 billion	0.200%	2.00%
6	$3 billion and over	0.175%	1.75%

Such compensation shall be paid monthly in arrears. The Fund’s daily net assets shall be computed in accordance with the Declaration of Trust of the Trust and any applicable votes and determinations of the Trustees of the Trust. In case of initiation or termination of the Agreement during any month with respect to the Fund, the fee for that month shall be based on the number of calendar days during which it is in effect. Eaton Vance may, from time to time, waive all or a part of the above compensation.

3.       Allocation of Charges and Expenses. Eaton Vance shall pay the entire salaries and fees of all of the Trust’s Trustees and officers employed by Eaton Vance and who devote part or all of their time to the affairs of Eaton Vance, and the salaries and fees of such persons shall not be deemed to be expenses incurred by the Trust for purposes of this Section 3. Except as provided in the foregoing sentence, it is understood that the Fund will pay all expenses other than those expressly stated to be payable by Eaton Vance hereunder, which expenses payable by the Fund shall include, without implied limitation:

•	expenses of organizing and maintaining the Fund and continuing its existence;
•	commissions, fees and other expenses connected with the acquisition and disposition of securities and other investments;
•	auditing, accounting and legal expenses;
•	taxes and interest;
•	governmental fees;
•	expenses of issue, sale and redemption of shares;
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•	expenses of registering and qualifying the Trust, the Fund and its shares under federal and state securities laws and of preparing and printing registration statements or other offering statements or memoranda for such purposes and for distributing the same to shareholders and investors, and fees and expenses of registering and maintaining registrations of the Fund under state securities laws;
•	expenses of reports and notices to shareholders and of meetings of shareholders and proxy solicitations therefor;
•	expenses of reports to regulatory bodies;
•	insurance expenses;
•	association membership dues;
•	fees, expenses and disbursements of custodians and subcustodians for all services to the Fund (including without limitation safekeeping of funds, securities and other investments, keeping of books and accounts, and determination of net asset values);
•	fees, expenses and disbursements of transfer agents, dividend disbursing agents, shareholder servicing agents and registrars for all services to the Fund;
•	expenses for servicing shareholder accounts;
•	any direct charges to shareholders approved by the Trustees of the Trust;
•	compensation and expenses of Trustees of the Trust who are not members of Eaton Vance’s organization;
•	all payments to be made and expenses to be assumed by the Fund in connection with the distribution of Fund shares;
•	any pricing or valuation services employed by the Fund to value its investments including primary and comparative valuation services;
•	any investment advisory, sub-advisory or similar management fee payable by the Fund;
•	all expenses incurred in connection with the Fund’s use of a line of credit; and
•	such non-recurring items as may arise, including expenses incurred in connection with litigation, proceedings and claims and the obligation of the Trust to indemnify its Trustees and officers with respect thereto.

4.       Other Interests. It is understood that Trustees and officers of the Trust and shareholders of the Fund are or may be or become interested in Eaton Vance as trustees, officers, employees, shareholders or otherwise and that trustees, officers, employees and shareholders of Eaton Vance are or may be or become similarly interested in the Fund, and that Eaton Vance may be or become interested in the Fund as a shareholder or otherwise. It is also understood that trustees, officers, employees and shareholders of Eaton Vance may be or become interested (as directors, trustees, officers, employees, shareholders or otherwise) in other companies or entities (including, without limitation, other investment companies) which Eaton Vance may organize, sponsor or acquire, or with which it may merge or consolidate, and which may include the words “Eaton Vance” or “Boston Management and Research” or any combination thereof as part of their name, and that Eaton Vance or its subsidiaries or affiliates may enter into advisory or management agreements or other contracts or relationships with such other companies or entities.

5.       Limitation of Liability of Eaton Vance. The services of Eaton Vance to the Trust and the Fund are not to be deemed to be exclusive, Eaton Vance being free to render services to others and engage in other business activities. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of Eaton Vance, Eaton Vance shall not be subject to liability to the Trust or the Fund or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder or for any losses which may be sustained in the acquisition, holding or disposition of any security or other investment.

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The Trust expressly acknowledges the provision in the Declaration of Trust of Eaton Vance limiting the personal liability of the Trustees of Eaton Vance and the shareholders of Eaton Vance, and the Trust hereby agrees that it shall have recourse to Eaton Vance for payment of claims or obligations as between Eaton Vance and the Trust arising out of this Agreement and shall not seek satisfaction from the Trustees or shareholders or any Trustee of Eaton Vance.

6.       Sub-Advisers and Sub-Administrators. Eaton Vance may employ one or more sub-advisers or sub-administrators from time to time to perform such of the acts and services of Eaton Vance including the selection of brokers or dealers or other persons to execute the Fund’s portfolio security transactions, and upon such terms and conditions as may be agreed upon between Eaton Vance and such sub-adviser or sub-administrator and approved by the Trustees of the Trust, all as permitted by the Investment Company Act of 1940. The performance of each such sub-investment adviser or sub-administrator of its obligation under any such agreement shall be supervised by Eaton Vance. Further, Eaton Vance may, with the approval of the Trustees of the Trust and without the vote of any Interests in the Trust, terminate any agreement with any sub-investment adviser or sub-administrator and/or enter into an agreement with one or more other sub-investment advisers or sub-administrators, all as permitted by the Investment Company Act of 1940 and the rules hereunder. In the event a sub-adviser or sub-administrator is employed, Eaton Vance retains the authority to immediately assume responsibility for any functions delegated to a sub-adviser or sub-administrator, subject to approval by the Board and notice to the sub-adviser or sub-administrator.

7.       Duration and Termination of this Agreement. This Agreement shall become effective upon the date of its execution, and, unless terminated as herein provided, shall remain in full force and effect through and including the second anniversary of the execution of this Agreement and shall continue in full force and effect indefinitely thereafter, but only so long as such continuance after such second anniversary is specifically approved at least annually (i) by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund and (ii) by the vote of a majority of those Trustees of the Trust who are not interested persons of Eaton Vance or the Trust cast in person at a meeting called for the purpose of voting on such approval.

Either party hereto may, at any time on sixty (60) days’ prior written notice to the other, terminate this Agreement without the payment of any penalty, by action of Trustees of the Trust or the trustees of Eaton Vance, as the case may be, and the Trust may, at any time upon such written notice to Eaton Vance, terminate this Agreement by vote of a majority of the outstanding voting securities of the Fund. This Agreement shall terminate automatically in the event of its assignment.

8. Amendments of the Agreement. This Agreement may be amended by a writing signed by both parties hereto, provided that no material amendment to this Agreement shall be effective until approved (i) by the vote of a majority of those Trustees of the Trust who are not interested persons of Eaton Vance or the Trust cast in person at a meeting called for the purpose of voting on such approval, and (ii) if required by the Investment Company Act of 1940, by vote of a majority of the outstanding voting securities of the Fund.

9.       Limitation of Liability of Trust. Eaton Vance expressly acknowledges the provision in the Declaration of Trust of the Trust limiting the personal liability of the Trustees of the Trust and the shareholders of the Fund, and Eaton Vance hereby agrees that it shall have recourse to the Trust or the Fund for payment of claims or obligations as between the Trust or the Fund and Eaton Vance arising out of this Agreement and shall not seek satisfaction from the Trustees or shareholders or any Trustee of the Trust or shareholder of the Fund.

10.       Use of the Name “Eaton Vance”. Eaton Vance hereby consents to the use by the Fund of the name “Eaton Vance” as part of the Fund’s name; provided, however, that such consent shall be conditioned upon the employment of Eaton Vance or one of its affiliates as the investment adviser or administrator of the Fund. The name “Eaton Vance” or any variation thereof may be used from time to time in other connections and for other purposes by Eaton Vance and its affiliates and other investment companies that have obtained consent to the use of the name “Eaton Vance”. Eaton Vance shall have the right to require the Fund to cease using the name “Eaton Vance” as part

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of the Fund’s name if the Fund ceases, for any reason, to employ Eaton Vance or one of its affiliates as the Fund’s investment adviser or administrator. Future names adopted by the Fund for itself, insofar as such names include identifying words requiring the consent of Eaton Vance, shall be the property of Eaton Vance and shall be subject to the same terms and conditions.

11.       No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

12.       Certain Definitions. The terms “assignment” and “interested persons” when used herein shall have the respective meanings specified in the Investment Company Act of 1940 as now in effect or as hereafter amended subject, however, to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulation or order. The term “vote of a majority of the outstanding voting securities” shall mean the vote, at a meeting of shareholders, of the lesser of (a) 67 per centum or more of the shares of the Fund present or represented by proxy at the meeting if the holders of more than 50 per centum of the shares of the Fund are present or represented by proxy at the meeting, or (b) more than 50 per centum of the shares of the Fund.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

EATON VANCE MUTUAL FUNDS TRUST on behalf of Eaton Vance Floating-Rate & High Income Fund

By:	/s/ Payson F. Swaffield
Payson F. Swaffield, President

EATON VANCE MANAGEMENT

By:	/s/ Maureen A. Gemma
Maureen A. Gemma, Vice President

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